Exhibit 99.1

CVG REPORTS SECOND QUARTER 2025 RESULTS

Second quarter sales of $172 million, EPS of $(0.12), Adjusted EBITDA of $5.2 million
Continued strong free cash flow generation
Updates full year 2025 guidance

NEW ALBANY, OHIO (August 4, 2025) - CVG (NASDAQ: CVGI), a diversified industrial products and services company, today announced financial results for its second quarter ended June 30, 2025.

Second Quarter 2025 Highlights (Results from Continuing Operations; compared with prior year, where comparisons are noted)
•Revenues of $172.0 million, down 11.2%, primarily due to softening in global demand.
•Operating income of $0.8 million, adjusted operating income of $1.9 million, down compared to operating income of $1.1 million and adjusted operating income of $4.8 million. The decrease in operating income was driven primarily by lower sales volumes.
•Net loss from continuing operations of $4.1 million, or $(0.12) per diluted share and adjusted net loss of $2.9 million, or $(0.09) per diluted share, compared to net loss from continuing operations of $1.3 million, or $(0.04) per diluted share and adjusted net income of $1.5 million, or $0.05 per diluted share.
•Adjusted EBITDA of $5.2 million, down 36.6%, with an adjusted EBITDA margin of 3.0%, down from 4.2%.
•Free cash flow of $17.3 million, up $16.5 million, due to better working capital management. Net debt decreased $31.8 million compared to the year end 2024 level.
•Gross margin expansion of 80 basis points versus Q1 2025 due to operational efficiency improvements.

James Ray, President and Chief Executive Officer, said, “Despite continued macroeconomic volatility, particularly a softening in Construction and Agriculture and Class 8 end markets and ongoing concerns around tariff impacts, we were pleased with continued momentum in our second quarter results, which were highlighted by strong free cash generation. During the quarter, we made progress in implementing operational improvements and right sizing our manufacturing footprint, which drove sequential gross margin improvement for the second consecutive quarter. Additionally, as part of our efforts to preserve margin performance, we are continuing our efforts to further reduce our targeted SG&A levels, and we are having constructive negotiations with customers as it relates to mitigating tariff impacts.”

Mr. Ray continued, “We are encouraged by the improved performance in our Global Electrical Systems segment, driven by new business wins outside of the Construction and Agriculture end markets, which continue to see lower demand. The Global Electrical Systems segment also saw margin expansion despite revenues being flat year-over-year. Across our enterprise, we remain focused on execution, delivery, and driving operational efficiency, while managing the potential impact of trade policy.”

Andy Cheung, Chief Financial Officer, added, “We were pleased to see continued strong free cash generation in the quarter, as well as continued improvement in gross margin, as the benefits of our strategic initiatives take hold. Given our successful working capital initiatives, we are raising our free cash outlook to at least $30 million for the full fiscal year. Continued free cash generation and debt paydown remain key focus areas moving forward. During the quarter, we completed the refinancing of our credit facilities, which will further benefit our strategic initiatives and provide increased financial flexibility as we look to drive further cost reductions, margin improvement, and overall operational efficiency.”

Second Quarter Financial Results from Continuing Operations
(amounts in millions except per share data and percentages)

	Second Quarter
	2025	2024	$ Change	% Change
Revenues	$172.0	$193.7	$(21.7)	(11.2)%
Gross profit	$19.5	$20.5	$(1.0)	(4.9)%
Gross margin	11.3%	10.6%
Adjusted gross profit [1]	$20.6	$24.0	$(3.4)	(14.2)%
Adjusted gross margin [1]	12.0%	12.4%
Operating income	$0.8	$1.1	$(0.3)	(27.3)%
Operating margin	0.5%	0.6%
Adjusted operating income [1]	$1.9	$4.8	$(2.9)	(60.4)%
Adjusted operating margin [1]	1.1%	2.5%
Net income (loss) from continuing operations	$(4.1)	$(1.3)	$(2.8)	NM2
Adjusted net income (loss) from continuing operations [1]	$(2.9)	$1.5	$(4.4)	NM2
Earnings (loss) per share, diluted	$(0.12)	$(0.04)	$(0.08)	NM2
Adjusted earnings (loss) per share, diluted [1]	$(0.09)	$0.05	$(0.14)	NM2
Adjusted EBITDA [1]	$5.2	$8.2	$(3.0)	(36.6)%
Adjusted EBITDA margin [1]	3.0%	4.2%
[1] See Appendix A for GAAP to Non-GAAP reconciliation
[2] Not meaningful

Consolidated Results from Continuing Operations

Second Quarter 2025 Results
•Second quarter 2025 revenues were $172.0 million, compared to $193.7 million in the prior year period, a decrease of 11.2%. The overall decrease in revenues was due to lower sales as a result of a softening in customer demand across all segments.
•Operating income in the second quarter 2025 was $0.8 million compared to $1.1 million in the prior year period. The decrease in operating income was attributable to the impact of lower sales volumes. Second quarter 2025 adjusted operating income was $1.9 million, compared to $4.8 million in the prior year period.
•Interest associated with debt and other expenses was $2.3 million and $2.4 million for the second quarter 2025 and 2024, respectively.
•Net loss from continuing operations was $4.1 million, or $(0.12) per diluted share, for the second quarter 2025 compared to net loss of $1.3 million, or $(0.04) per diluted share, in the prior year period. Second quarter 2025 adjusted net loss from continuing operations was $2.9 million, or $(0.09) per diluted share, compared to adjusted net income of $1.5 million, or $0.05 per diluted share.

On June 30, 2025, the Company had $30.3 million of outstanding borrowings on its U.S. revolving credit facility and $4.2 million outstanding borrowings on its China credit facility, $45.3 million of cash and $90.6 million of availability from the credit facilities (subject to customary borrowing base and other conditions), resulting in total liquidity of $135.9 million.

Second Quarter 2025 Segment Results

Global Seating Segment
•Revenues were $74.5 million compared to $82.4 million for the prior year period, a decrease of 9.6%, due to lower sales volume as a result of decreased customer demand.
•Operating income was $2.7 million, compared to $2.1 million in the prior year period, an increase of 29.1%, primarily attributable to lower SG&A expenses. Second quarter 2025 adjusted operating income was $3.1 million compared to $2.9 million in the prior year period.

Global Electrical Systems Segment
•Revenues were $53.6 million compared to $53.6 million in the prior year period, essentially flat.
•Operating income was $0.7 million compared to an operating loss of $0.5 million in the prior year period. The increase in operating income was primarily attributable to lower salary expense and lower restructuring costs in the current period compared to the prior period. Second quarter 2025 adjusted operating income was $1.2 million compared to $0.8 million in the prior year period.
Trim Systems and Components Segment
•Revenues were $43.9 million compared to $57.6 million in the prior year period, a decrease of 23.8%, primarily as a result of decreased customer demand.
•Operating income was $0.1 million compared to $2.3 million in the prior year period, a decrease of $2.2 million. The decrease in operating income was primarily attributable to lower sales volumes. Second quarter 2025 adjusted operating income was $0.3 million compared to $4.0 million in the prior year period.
Outlook

CVG updated the Company's outlook for the full year 2025, based on current market conditions:

Metric	Prior 2025 Outlook ($ millions)	2025 Outlook ($ millions)
Net Sales	$660- $690	$650- $670
Adjusted EBITDA	$22 - $27	$21 - $25
Free Cash Flow	> $20	> $30

This outlook reflects, among others, current industry forecasts for North America Class 8 truck builds. According to ACT Research, 2025 North American Class 8 truck production levels are expected to be at 252,000 units. The 2024 actual Class 8 truck builds according to the ACT Research was 332,372 units.

Construction and Agriculture end markets are projected to decline approximately 5-15% in 2025. However, we expect the contribution from new business wins outside of Construction and Agriculture end markets in Electrical Systems to soften this decline.

GAAP to Non-GAAP Reconciliation

A reconciliation of GAAP to non-GAAP financial measures referenced in this release is included as Appendix A to this release.

Conference Call

A conference call to discuss this press release is scheduled for Tuesday, August 5, 2025, at 8:30 a.m. ET. Management intends to reference the Q2 2025 Earnings Call Presentation during the conference call. To participate, dial (800) 549-8228 using conference code 72110. International participants dial (289) 819-1520 using conference code 72110.
This call is being webcast and can be accessed through the “Investors” section of CVG’s website at ir.cvgrp.com, where it will be archived for one year.

A telephonic replay of the conference call will be available for a period of two weeks following the call. To access the replay, dial (888) 660-6264 using access code 72110#.

Company Contact
Andy Cheung
Chief Financial Officer
CVG
IR@cvgrp.com

Investor Relations Contact
Ross Collins or Stephen Poe
Alpha IR Group
CVGI@alpha-ir.com

About CVG

CVG is a global provider of systems, assemblies and components to the global commercial vehicle market and the electric vehicle market. We deliver real solutions to complex design, engineering and manufacturing problems while creating positive change for our customers, industries and communities we serve. Information about the Company and its products is available on the internet at www.cvgrp.com.

Forward-Looking Statements

This press release contains forward-looking statements that are subject to risks and uncertainties. These statements often include words such as “believe”, “anticipate”, “plan”, “expect”, “intend”, “will”, “should”, “could”, “would”, “project”, “continue”, “likely”, and similar expressions. In particular, this press release may contain forward-looking statements about the Company’s expectations for future periods with respect to its plans to improve financial results, the future of the Company’s end markets, changes in the Class 8 and Class 5-7 North America truck build rates, performance of the global construction and agricultural equipment business, the Company’s prospects in the wire harness and electric vehicle markets, the Company’s initiatives to address customer needs, organic growth, the Company’s strategic plans and plans to focus on certain segments, competition faced by the Company, volatility in and disruption to the global economic environment including global supply chain constraints, inflation and labor shortages, tariffs and counter-measures, financial covenant compliance, anticipated effects of acquisitions, production of new products, plans for capital expenditures, and the Company’s financial position or other financial information. These statements are based on certain assumptions that the Company has made in light of its experience as well as its perspective on historical trends, current conditions, expected future developments and other factors it believes are appropriate under the circumstances. Actual results may differ materially from the anticipated results because of certain risks and uncertainties, including those included in the Company’s filings with the SEC. There can be no assurance that statements made in this press release relating to future events will be achieved. The Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time. All subsequent written and oral forward-looking statements attributable to the Company or persons acting on behalf of the Company are expressly qualified in their entirety by such cautionary statements.

Other Information

Throughout this document, certain numbers in the tables or elsewhere may not sum due to rounding. Rounding may have also impacted the presentation of certain year-on-year percentage changes.
###

COMMERCIAL VEHICLE GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (1)
Three Months and Six Months Ended June 30, 2025 and 2024
(Unaudited)
(Amounts in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30, 2025	June 30, 2024	June 30, 2025	June 30, 2024
Revenues	$171,956	$193,665	$341,751	$388,291
Cost of revenues	152,427	173,206	304,429	344,668
Gross profit	19,529	20,459	37,322	43,623
Selling, general and administrative expenses	18,732	19,395	35,117	38,050
Operating income	797	1,064	2,205	5,573
Other (income) expense	427	206	355	418
Interest expense	2,291	2,417	4,794	4,603
Loss on extinguishment of debt	460	—	460	—
Income (loss) before provision for income taxes	(2,381)	(1,559)	(3,404)	552
Provision for income taxes	1,725	(260)	3,841	405
Net income (loss) from continuing operations	$(4,106)	$(1,299)	$(7,245)	$147
Net income (loss) from discontinued operations	(655)	(301)	(1,828)	1,191
Net income (loss)	(4,761)	(1,600)	(9,073)	1,338
Basic earnings (loss) per share
Income (loss) from continuing operations	$(0.12)	$(0.04)	$(0.21)	$0.01
Income (loss) from discontinued operations	$(0.02)	$(0.01)	$(0.05)	$0.03
Diluted earnings (loss) per share
Income (loss) from continuing operations	$(0.12)	$(0.04)	$(0.21)	$0.01
Income (loss) from discontinued operations	$(0.02)	$(0.01)	$(0.05)	$0.03
Weighted average shares outstanding:
Basic	33,799	33,393	33,747	33,359
Diluted	33,799	33,393	33,747	33,834

(1) The operating results related to the cab structures business and Industrial Automation business have been reflected as discontinued operations in the Condensed Consolidated Statements of Operations for all periods presented.

COMMERCIAL VEHICLE GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(Amounts in thousands, except per share amounts)

ASSETS	June 30, 2025	December 31, 2024
Current assets:
Cash	$45,290	$26,630
Accounts receivable, net	107,369	118,683
Inventories	116,662	128,224
Other current assets	33,687	29,763
Total current assets	303,008	303,300
Property, plant and equipment, net	67,771	68,861
Intangible assets, net	3,656	3,918
Deferred income taxes	12,081	11,084
Other assets, net	43,278	37,410
Total assets	$429,794	$424,573
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$79,874	$77,002
Accrued liabilities and other	40,696	40,358
Current portion of long-term debt and short-term debt	5,132	8,438
Total current liabilities	125,702	125,798
Long-term debt	117,204	127,062
Pension and other post-retirement benefits	8,960	8,143
Other long-term liabilities	35,293	27,978
Total liabilities	$287,159	$288,981
Stockholders’ equity:
Preferred stock	$—	$—
Common stock	339	337
Treasury stock	(16,479)	(16,468)
Additional paid-in capital	270,868	269,117
Retained deficit	(83,124)	(74,051)
Accumulated other comprehensive loss	(28,969)	(43,343)
Total stockholders’ equity	142,635	135,592
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$429,794	$424,573

COMMERCIAL VEHICLE GROUP, INC. AND SUBSIDIARIES
BUSINESS SEGMENT FINANCIAL INFORMATION
(Unaudited)
(Amounts in thousands)

	Three Months Ended June 30,
	Global Seating		Global Electrical Systems		Trim Systems and Components		Corporate/Other		Total
	2025	2024	2025	2024	2025	2024	2025	2024	2025	2024
Revenues	$74,457	$82,404	$53,585	$53,639	$43,914	$57,622	$—	$—	$171,956	$193,665
Gross profit (loss)	9,930	10,634	5,911	3,984	3,688	5,950	—	(109)	19,529	20,459
Selling, general & administrative expenses	7,219	8,534	5,204	4,523	3,583	3,623	2,726	2,715	18,732	19,395
Operating income (loss)	$2,711	$2,100	$707	$(539)	$105	$2,327	$(2,726)	$(2,824)	$797	$1,064

	Six Months Ended June 30,
	Global Seating		Global Electrical Systems		Trim Systems and Components		Corporate/Other		Total
	2025	2024	2025	2024	2025	2024	2025	2024	2025	2024
Revenues	$147,866	$163,201	$104,037	$112,365	$89,848	$112,725	$—	$—	$341,751	$388,291
Gross profit (loss)	19,023	21,480	9,900	8,809	8,399	13,550	—	(216)	37,322	43,623
Selling, general & administrative expenses	13,608	16,585	9,511	8,905	6,761	7,023	5,237	5,537	35,117	38,050
Operating income (loss)	$5,415	$4,895	$389	$(96)	$1,638	$6,527	$(5,237)	$(5,753)	$2,205	$5,573

COMMERCIAL VEHICLE GROUP, INC. AND SUBSIDIARIES
Appendix A: Reconciliation of GAAP to Non-GAAP Financial Measures
(Unaudited)
(Amounts in thousands, except per share amounts and percentages)

	Three Months Ended		Six Months Ended
	June 30, 2025	June 30, 2024	June 30, 2025	June 30, 2024
Gross profit	$19,529	$20,459	$37,322	$43,623
Restructuring	1,111	3,517	1,641	5,100
Adjusted gross profit	$20,640	$23,976	$38,963	$48,723
% of revenues	12.0%	12.4%	11.4%	12.5%

	Three Months Ended		Six Months Ended
	June 30, 2025	June 30, 2024	June 30, 2025	June 30, 2024
Operating income	$797	$1,064	$2,205	$5,573
Restructuring	1,140	3,775	1,842	5,552
Adjusted operating income	$1,937	$4,839	$4,047	$11,125
% of revenues	1.1%	2.5%	1.2%	2.9%

	Three Months Ended		Six Months Ended
	June 30, 2025	June 30, 2024	June 30, 2025	June 30, 2024
Net income (loss) from continuing operations	$(4,106)	$(1,299)	$(7,245)	$147
Operating income adjustments	1,140	3,775	1,842	5,552
Loss on early extinguishment of debt	460	—	460	—
Adjusted provision for income taxes[1]	(400)	(944)	(576)	(1,388)
Adjusted net income (loss) from continuing operations	$(2,906)	$1,532	$(5,519)	$4,311

Diluted EPS	$(0.12)	$(0.04)	$(0.21)	$0.01
Adjustments to diluted EPS	$0.03	$0.09	$0.05	$0.12
Adjusted diluted EPS	$(0.09)	$0.05	$(0.16)	$0.13
1.Reported Tax Provision adjusted for tax effect of special charges at 25%

	Three Months Ended		Six Months Ended
	June 30, 2025	June 30, 2024	June 30, 2025	June 30, 2024
Net income (loss) from continuing operations	$(4,106)	$(1,299)	$(7,245)	$147
Interest expense	2,291	2,417	4,794	4,603
Provision for income taxes	1,725	(260)	3,841	405
Depreciation expense	3,514	3,445	6,952	6,876
Amortization expense	142	140	284	323
EBITDA	$3,566	$4,443	$8,626	$12,354
% of revenues	2.1%	2.3%	2.5%	3.2%

EBITDA adjustments
Restructuring	$1,140	$3,775	$1,842	$5,552
Loss on extinguishment of debt	460	—	460	$—
Adjusted EBITDA	$5,166	$8,218	$10,928	$17,906
% of revenues	3.0%	4.2%	3.2%	4.6%

	Three Months Ended June 30, 2025
	Global Seating	Global Electrical Systems	Trim Systems and Components	Corporate/Other	Total
Operating income (loss)	$2,711	$707	$105	$(2,726)	$797
Restructuring	358	539	243	—	1,140
Adjusted operating income (loss)	$3,069	$1,246	$348	$(2,726)	$1,937
% of revenues	4.1%	2.3%	0.8%		1.1%

	Six Months Ended June 30, 2025
	Global Seating	Global Electrical Systems	Trim Systems and Components	Corporate/Other	Total
Operating income (loss)	$5,415	$389	$1,638	$(5,237)	$2,205
Restructuring	358	1,069	288	127	1,842
Adjusted operating income (loss)	$5,773	$1,458	$1,926	$(5,110)	$4,047
% of revenues	3.9%	1.4%	2.1%		1.2%

	Three Months Ended June 30, 2024
	Global Seating	Global Electrical Systems	Trim Systems and Components	Corporate/Other	Total
Operating income (loss)	$2,100	$(539)	$2,327	$(2,824)	$1,064
Restructuring	762	1,379	1,634	—	$3,775
Adjusted operating income (loss)	$2,862	$840	$3,961	$(2,824)	$4,839
% of revenues	3.5%	1.6%	6.9%		2.5%

	Six Months Ended June 30, 2024
	Global Seating	Global Electrical Systems	Trim Systems and Components	Corporate/Other	Total
Operating income (loss)	$4,895	$(96)	$6,527	$(5,753)	$5,573
Restructuring	807	2,470	2,104	171	$5,552
Adjusted operating income (loss)	$5,702	$2,374	$8,631	$(5,582)	$11,125
% of revenues	3.5%	2.1%	7.7%		2.9%

The following tables present reconciliations of the captions within CVG's Condensed Consolidated Statements of Cash Flows to Free cash flow, attributable to continuing operations, discontinued operations, and total CVG for the three and six months ended June 30, 2025 and 2024.

	Three Months Ended		Six Months Ended
	June 30, 2025	June 30, 2024	June 30, 2025	June 30, 2024
CONTINUING OPERATIONS
Cash flows from operating activities	$18,720	$6,754	$33,735	$1,922
Purchases of property, plant and equipment	(1,465)	(5,995)	(5,271)	(10,832)
Proceeds from sale of business	—	—	—	3,200
Free cash flow from continuing operations	$17,255	$759	$28,464	$(5,710)

DISCONTINUED OPERATIONS
Cash flows from operating activities	$149	$5,834	$306	$8,310
Purchases of property, plant and equipment	—	(212)	—	(434)
Free cash flow from discontinued operations	$149	$5,622	$306	$7,876

TOTAL COMPANY
Cash flows from operating activities	$18,869	$12,588	$34,041	$10,232
Purchases of property, plant and equipment	(1,465)	(6,207)	(5,271)	(11,266)
Proceeds from sale of business	—	—	—	3,200
Free cash flow	$17,404	$6,381	$28,770	$2,166

Use of Non-GAAP Measures

This earnings release contains financial measures that are not calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). In general, the non-GAAP measures exclude items that (i) management believes reflect the Company’s multi-year corporate activities; or (ii) relate to activities or actions that may have occurred over multiple or in prior periods without predictable trends. Management uses these non-GAAP financial measures internally to evaluate the Company’s performance, engage in financial and operational planning and to determine incentive compensation.

Management provides these non-GAAP financial measures to investors as supplemental metrics to assist readers in assessing the effects of items and events on the Company’s financial and operating results and in comparing the Company’s performance to that of its competitors and to comparable reporting periods. The non-GAAP financial measures used by the Company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies.

The non-GAAP financial measures disclosed by the Company should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP. The financial results calculated in accordance with GAAP and reconciliations to those financial statements set forth above should be carefully evaluated.